FOR IMMEDIATE RELEASE

Capstone Companies Eliminates All Related Party Debt
Paid $1.3 million of director loans and accrued interest in 2017
Maintained $0 balance on bank loans
DEERFIELD BEACH, FL, December 21, 2017 – Capstone Companies, Inc. (OTCQB: CAPC) ("Capstone" or the "Company"), a designer of innovative LED lighting solutions including power failure lighting, today announced its 2017 strategic initiative to eliminate all related party debt has been achieved.  The Company made its final payment towards the outstanding balance of director's loans this week.
Mr. McClinton, Chief Financial Officer commented, "We are pleased to announce that one of our primary objectives set forth by our executive team has been accomplished.  The Company was able to eliminate all related party debt, totaling $1.3 million, which includes accrued interest.  Also, noteworthy is the Company's ability to retain a $0 balance on all bank loans throughout most of the year."
About Capstone Companies, Inc.
Capstone Companies, Inc. is a designer of innovative LED lighting solutions including power failure lighting, for consumers and institutions.  The Company's products are sold under the Capstone Lighting and Hoover® HOME LED brands, to big box retailers, wholesale clubs, and home improvement stores throughout North America and in international markets.  Capstone's strategy is to utilize its low-cost manufacturing base to provide high-quality consumer products to its customers at a reasonable price, using primarily direct import distribution.
Visit www.capstonecompaniesinc.com for more information about the Company and www.capstoneindustries.com for information on our current product offerings.
For more information, contact
Company: Investor Relations:
Aimee Gaudet
Corporate Secretary
(954) 570-8889, ext. 313